SETTLEMENT AGREEMENT
PARTIES TO THE AGREEMENT

This Settlement Agreement (“Agreement”) is entered into by and between Joseph C. Loomis (“Loomis” or “Plaintiff”) and SupportSave Solutions, Inc., a Nevada corporation (“SSVE” or “Defendant”). Plaintiff and Defendant shall hereinafter be referred to as “the Parties” and individually as a “Party.”

RECITALS

A. On or about January 7, 2011, Plaintiff commenced an adversary proceeding in the United States Bankruptcy Court in and for the District of Arizona (“the Bankruptcy Court”) entitled Loomis v. SupportSave Solutions, Inc., Case No. 2:11-ap-00051-RJH (the “action”). The complaint in the action alleges that on January 26, 2010, after the commencement of his bankruptcy case, the Debtor made a payment of $500,000 to Defendant without prior bankruptcy court approval and that the entire payment is subject to being ordered immediately returned to the bankruptcy estate. The payment was made pursuant to a written Stock Subscription Agreement executed by and between Loomis and Defendant on or about January 1, 2010 whereby Loomis agreed to purchase 833,333 shares of common stock in Defendant (“the stock sale”).

B. On or about January 20, 2011, the action was settled on the terms and conditions specified below.

SETTLEMENT TERMS

NOW, THEREFORE, in consideration of the covenants, releases, agreements and promises contained in this Agreement the Parties hereto agree as follows:

A. PAYMENT TERMS

1.	Initial Payment

SSVE will pay to Loomis, by check made payable to “Joseph C. Loomis”, Debtor in Possession” the sum of $200,000 immediately and within 48 hours of entry of an order of the Bankruptcy Court approving this Agreement. Time is of the essence. In exchange for the above-referenced payment, Loomis will tender/return to SSVE 333,332 shares of SSVE common stock purchased as part of the stock sale.

2.	Sale of Stock

Upon approval of this Agreement by the Bankruptcy Court and for a period of one hundred and eighty days thereafter, Loomis shall be permitted to sell his remaining shares of stock acquired in the stock sale for a price of not less than 35¢ents per share.

3.	Buyback of SSVE Stock

At the expiration of 180 days from the date of entry of an order by the Bankruptcy Court approving this Agreement, SSVE will buy back all of the remaining shares of stock sold by means of the stock sale for an amount such that Loomis is reimbursed in the total amount of $500,000 as a result of the transactions discussed herein. In exchange, Loomis will return to SSVE all remaining shares of SSVE in his possession acquired on account of the stock sale. By way of example only, if SSVE pays Loomis the $200,000 referenced in A.1. above and Loomis obtains $100,000 by means of stock sales permitted by A.2. above, then SSVE would pay Loomis $200,000 for his remaining stock from the stock sale at the conclusion of 180 days from the approval of the Bankruptcy Court of this Agreement so that Loomis receives a total of $500,000.

4.	STIPULATION FOR ENTRY OF JUDGMENT

As further consideration for this Agreement, the Parties agree to enter into a stipulation for entry of judgment and judgment thereon in the form attached hereto as Exhibits “A” and “B” that will be held in trust by Loomis’s counsel pending a default by SSVE or satisfaction of the payment terms of this Agreement. If SSVE does not default on any payment term referenced herein, and if at the conclusion of the 180 days from the approval of this Agreement by the Bankruptcy Court, Loomis has in fact received a repayment in full of his initial investment of $500,000 by means of the transactions referenced above, then counsel for Loomis will return to SSVE the stipulation for entry of judgment and judgment thereon without ever filing either document with the Court and will further cause the action to be dismissed with prejudice forthwith. In the event, however, that SSVE defaults on any payment provision referenced above, Loomis after providing SSVE 48 hours notice of his intention to do so (by means of an email to any officer of SSVE) will be authorized to enter the remaining amount owed (i.e., the difference between $500,000 and the amount repaid to Loomis pursuant to A.1, A.2 and/or A.3 above) into the stipulation and judgment and to submit these document to the Court along with a request for attorneys fees in the amount of $5,000 which the parties hereby agree is the reasonable attorneys fees that Loomis will incur in preparing, filing and attending to the presentation of such documents to the Bankruptcy Court. By way of example only, if SSVE pays Loomis the sum of $200,000 pursuant to A.1 above and Loomis sells $100,000 of SSVE stock pursuant to A.2. above; and SSVE is unable to or fails to repay Loomis an additional $200,000 at the end of the 180 day term referenced herein in exchange for a return of his remaining stock in SSVE acquired by the stock sale as required by A.3. above, Loomis will be authorized to submit the stipulation for entry of judgment against SSVE in the amount of $205,000 and a proposed judgment in the amount of $205,000 to the Court. SSVE hereby waives any objection to the form or content of the stipulation for entry of judgment and judgment attached hereto as Exhibits “A” and “B”.

B. MUTUAL RELEASES OF ALL CLAIMS

Except for the obligations created by this Agreement, the Parties, on behalf of themselves, and each of their agents, partners, employees, successors and assigns, insurers, stockholders and all business entities with which they have been affiliated, hereby release the other Party, and each of their agents, partners, employees, successors and assigns, insurers, stockholders and all business entities with which they have been affiliated, from any claims, actions, causes of action, agreements or damages of any nature whatsoever, known or unknown, fixed or contingent, which they may now have or may hereafter have by reason of any matter related to the stock sale. This release includes but is not limited to any claims that Loomis may have against any party (or person associated therewith as an officer, director or a shareholder) for fraud, securities fraud or any other form of wrongdoing arising out any purchase by Loomis of any stock in SSVE.

C. WAIVER OF CIVIL CODE SECTION 1542

In making this Agreement, the Parties acknowledge that they have reviewed California Civil Code Section 1542 which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.”

Being aware of said code section, the Parties hereby expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

D. CONFIDENTIALITY

It is further agreed that the settlement of the action will be kept confidential by the Parties and will not be disclosed by them to any third party or entity except as may be required in connection with 1) seeking approval by the Bankruptcy Court of this Agreement; 2) advice and services rendered by third party professionals such as accountants and attorneys; 3) the preparation and filing of income tax returns and other filings and notices required by federal or state law; 4) any audit, inquiry, or proceeding by the Internal Revenue Service or state tax authority; 5) as necessary to prosecute or defend any action or proceeding in which the Party making the disclosure has appeared or been named as a party; 6) in response to a court order, civil discovery request, subpoena, or other legal process; or 7) where otherwise required under legal compulsion.

E. FINALITY OF SETTLEMENT

The Parties, and each of them, represent and warrant that, after having an adequate opportunity to do so, each has been fully advised by his respective attorneys concerning the effect and finality of this Agreement. The Parties, and each of them, represent that each is authorized to compromise and settle any and all claims as set forth in the release language in this Agreement and understands that by execution of this Agreement, except as expressly provided for herein, no further claims against any Party to this Agreement arising from the released matters herein may ever be asserted.

F. NO ADMISSION OF LIABILITY

By entering into this Agreement, no Party is admitting the sufficiency of any claim, allegation, assertion, contention, or position of any other Party or the sufficiency of any defense to any such claim, allegation, assertion, contention or position.

G. EACH PARTY TO BEAR ITS OWN COSTS

Except as expressly provided for herein, each of the Parties hereto acknowledges and agrees that each is to bear his own costs, expenses and attorneys’ fees arising out of or connected with the matters released herein, including the drafting and execution of this Agreement.

H. FAXED SIGNATURES ACCEPTABLE

The Parties hereto deem this Agreement to be effective as of the date both signatures are obtained thereon. Facsimile signatures or signatures on documents transmitted by email shall be deemed to have the same force and effect as original signatures and this Agreement may be executed in counterparts.

I. INTEGRATION PROVISION

This Agreement contains the entire understanding between the Parties with regard to the matters set forth. There are no representations, warranties, agreements, arrangements, undertakings, oral or written, between or among the Parties hereto related to the subject matter of this Agreement that are not fully expressed in this Agreement. It is expressly understood that this Agreement may not be altered, amended, or otherwise changed in any respect or particular whatsoever, except by writing duly executed by an authorized representative of each Party hereto.

J. CHOICE OF LAW/CHOICE OF FORUM

This Agreement shall be interpreted in accordance with and governed in all aspects by the laws of the State of California. If any provision, or any part thereof, of this Agreement shall for any reason be held invalid, unenforceable, or contrary to public policy or any law, then the remainder of this Agreement shall not be affected thereby.

K. MUTUALLY DRAFTED

The Parties agree that they have mutually participated in the drafting of this Agreement and, in any event, no interpretation of any provision of this Agreement will be made against any other Party on the basis of the fact that they were the draftor thereof.

L. AUTHORITY TO EXECUTE AGREEMENT

Each of the signatories hereto warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of each Party for whom he or she purports to sign.

M. HEADINGS

The headings of this Agreement are for convenience only. No significance is intended by the headings nor are they intended to alter or amend any provisions stated under such heading or elsewhere in this Agreement.

N. ATTORNEYS’ FEES

In the event a legal action or proceeding is hereinafter brought with regard to this Agreement or any of its terms, the prevailing party in such action shall be awarded its reasonable attorneys’ fees and costs of litigation.

O. DISMISSAL OF THE ACTION

Upon satisfaction of all of the provisions of this Agreement related to payment, Plaintiff will request the dismissal of the Action “with prejudice”.

I HAVE READ THE FOREGOING SETTLEMENT AGREEMENT AND I ACCEPT AND AGREE TO THE PROVISIONS CONTAINED THEREIN AND HEREBY EXECUTE IT VOLUNTARILY AFTER HAVING HAD THE OPPORTUNITY TO DISCUSS THE SAME WITH COUNSEL AND WITH FULL UNDERSTADING OF ITS CONSEQUENCES.

DATED:
SUPPORTSAVE SOLUTIONS, INC.

By: /s/ Chris Johns
Chris Johns
Chairman and Chief Executive Officer
DATED:

By: /s/ Joseph Loomis
Joseph Loomis
Plaintiff and Debtor-in-Possession